Exhibit 99

For Immediate Release

Tuesday, November 21, 2006

Contact:	David G. Ratz, Executive Vice President
(740) 286-3283

Oak Hill Financial Announces CFO Resignation,
Appoints Dale Shafer as Interim CFO

Jackson, Ohio -- Oak Hill Financial, Inc. (Nasdaq: OAKF) announced today that Ron J. Copher, who has served as the company’s Chief Financial Officer since July 1999, has resigned to accept a CFO position at another financial institution. The resignation is effective December 8, 2006.

“Ron has contributed tremendously to Oak Hill Financial over the past seven years,” said Oak Hill President and CEO R. E. Coffman, Jr. “While we are sorry to see him go, we certainly wish him continued success in his new position.” Coffman stated that the company is in the process of seeking a new CFO. He indicated that both internal and external candidates will be considered.

The company has appointed Dale B. Shafer, 37, as Interim CFO. Shafer, who most recently served as Senior Vice President and Director of Internal Audit, joined Oak Hill Financial in July 2005. Prior to joining Oak Hill, Shafer served as Senior Vice President in charge of the Accounting and Finance Department at a $900 million financial institution. Previously, he was a Senior Audit Manager in the Financial Services practice of Grant Thornton LLP and worked in the internal audit department of a large regional bank. A Certified Public Accountant, Shafer is a graduate of the University of Cincinnati.

Oak Hill Financial is a financial holding company headquartered in Jackson, Ohio. Its subsidiary, Oak Hill Banks, operates 37 full-service banking offices and three bank loan production offices in 16 counties across southern and central Ohio. Another subsidiary, Oak Hill Financial Insurance, provides group health plans and other insurance services to business and public-sector organizations throughout the same region. The company also holds 49% of Oak Hill Title Agency, LLC, which provides title services for commercial and residential real estate transactions.

Currently, Oak Hill Financial has approximately 5.4 million common shares outstanding.

4